                                                                     EXHIBIT 2.2

                              AMENDED AND RESTATED

                       LICENSE AND DISTRIBUTION AGREEMENT


                                     among


                           CYPRESS BIOSCIENCE, INC.,

                                    Licensor


                           FRESENIUS HEMOCARE, INC.,


                                    Licensee

                                      and


                            FRESENIUS HEMOCARE GmbH


                             Dated January 19, 2001

                               Table Of Contents


                                   ARTICLE 1

                                  DEFINITIONS


                                   ARTICLE 2

                             INTENTIONALLY OMITTED


                                   ARTICLE 3

                    GRANT OF LICENSE AND DISTRIBUTION RIGHTS

                                                                        Page
3.1   Grant............................................................   6
3.3   Sublicensing and Subcontracting..................................   7
3.4   Competition; Alternative Products................................   7

                                   ARTICLE 4

                                 IMPROVEMENTS

4.1   Disclosure.......................................................   7
4.2   Modifications from Improvements..................................   8
4.3   Grant under Improvements.........................................   8

                                   ARTICLE 5

                             INTENTIONALLY OMITTED


                                   ARTICLE 6

                            OBLIGATIONS OF LICENSEE

6.1   Obligations of Licensee in the U.S. Territory...................    8
6.2   Obligations of Licensee in the Non-U.S. Territory...............   10
6.3   Trademarks; Quality Control.....................................   11
6.4   Operating Procedures............................................   12
6.5   Manufacture and Supply of Product...............................   13
6.6   Warranties......................................................   13

                                   ARTICLE 7

                            CLINICAL TRIALS PROGRAM

7.1   Continuation of Program.........................................   14
7.2   Roles...........................................................   14

                               Table Of Contents

                                  (Continued)

                                                                        Page
7.3   Consulting Services by Licensor.................................   14
7.4   Final Regulatory Approvals......................................   15

                                   ARTICLE 8

                  INFORMATION AND REPORTS; CORRECTIVE ACTIONS

8.1   Information Disclosure..........................................   15
8.2   Adverse Events..................................................   16
8.3   Use of Information..............................................   17
8.4   Regulatory Reporting............................................   17
8.5   Certain Corrective Actions......................................   17
8.6   Disclosure by Fresenius Parties.................................   17

                                   ARTICLE 9

    INTELLECTUAL PROPERTY FILINGS, PROSECUTION, REGISTRATION AND MAINTENANCE

9.1   Prosecution of Registration.....................................   17
9.2   Abandonment of Patents..........................................   18
9.3   Assistance re Prosecution.......................................   19
9.4   Transfer to Licensor............................................   19
9.5   No Infringement.................................................   19
9.6   Conflicting Patents or Trademarks...............................   19
9.7   Infringement of Patents or Trademarks...........................   19
9.8   Description as Authorized Licensee..............................   20
9.9   Existing Third Party Agreements.................................   20

                                   ARTICLE 10

                           LICENSE FEE AND ROYALTIES

10.1   Payments.......................................................   20
10.2   License Fee for First Five Contract Years......................   20
10.3   Royalties After the License Fee Period.........................   20
10.4   Total Unit Sales...............................................   21
10.5   Payments.......................................................   21

                                   ARTICLE 11

                             INTENTIONALLY OMITTED


                                   ARTICLE 12

                           BOOKS, RECORDS AND REPORTS

12.1   Records........................................................   21

                               Table Of Contents

                                  (Continued)

                                                                        Page
12.2   Statements.....................................................   22
12.3   Audits.........................................................   22

                                   ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

13.1  By the Licensor.................................................  23
13.2  By the Fresenius Parties........................................  24

                                   ARTICLE 14

                                INDEMNIFICATION

14.1   Indemnification for Product Liability and Similar Claims......   24
14.2   Patent Indemnity..............................................   25
14.3   Notice of Claim...............................................   26
14.4   Direct Claims.................................................   26
14.5   Third Party Claims............................................   26
14.6   Settlement of Third Party Claims..............................   27
14.7   Cooperation...................................................   27
14.8   Insurance.....................................................   27
14.9   Survival......................................................   28

                                   ARTICLE 15

                                CONFIDENTIALITY

15.1   Maintenance of Confidentiality................................   28
15.2   Exceptions....................................................   29
15.3   Nondisclosure of Agreement....................................   29
15.4   Compliance with Confidentiality Obligations...................   30
15.5   Injunction....................................................   30

                                   ARTICLE 16

                              TERM AND TERMINATION

16.1   Term..........................................................   30
16.2   Grounds for Early Termination.................................   31
16.3   Rights and Obligations Upon Termination.......................   31
16.4   Certain Rights Upon Expiration or Termination.................   33
16.5   Survival of Certain Rights and Obligations....................   33

                                   ARTICLE 17

                                    GUARANTY

                               Table Of Contents

                                  (Continued)


                                   ARTICLE 18

                       GOVERNING LAW; DISPUTE RESOLUTION

                                                                      Page
18.1   Governing Law................................................   34
18.2   Arbitration..................................................   35
18.3   Enforcement..................................................   35

                                   ARTICLE 19

                                 MISCELLANEOUS

 19.1   Force Majeure...............................................   35
 19.2   Notices.....................................................   36
 19.3   Attorneys' Fees.............................................   38
 19.4   Assignment..................................................   38
 19.5   Entire Agreement............................................   38
 19.6   Modification and Amendment..................................   39
 19.7   Headings....................................................   39
 19.8   Telecopy; Counterparts......................................   39
 19.9   Severability................................................   39
19.10   Scope of Authority and Relationship.........................   39
19.11   Cost of Operations..........................................   39
19.12   Third Parties...............................................   40
19.13   Performance by Subsidiaries.................................   40
19.14   Further Assurances..........................................   40
19.15   Official Language...........................................   40

SCHEDULES
---------
List of Patents................................................ Schedule A
List of Trademarks............................................. Schedule B
List of Licensor Distributors.................................. Schedule C
Prosecution of Trademark Registration.......................... Schedule D
Licensor Press Release......................................... Schedule E

                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                             Under 17 C.F.R. (S)(S) 22.80(b)(4),
                                                               200.83 and 240b-2

                              AMENDED AND RESTATED
                       LICENSE AND DISTRIBUTION AGREEMENT

     THIS AGREEMENT is entered into the 19 day of January, 2001 among CYPRESS BIOSCIENCE, INC., a Delaware corporation (the "Licensor"), FRESENIUS HEMOCARE, INC., a Delaware corporation (the "Licensee"), and FRESENIUS HEMOCARE GmbH, a company organized under the laws of the Federal Republic of Germany ("Fresenius GmbH").

     WHEREAS, the Licensor has developed a medical device for the treatment of certain immune disorders through extracorporeal treatment of human plasma; and

     WHEREAS, Licensor, Licensee and Fresenius Aktiengesellschaft ("Fresenius AG") entered into a License and Distribution Agreement dated March 26, 1999 (the "Original License") pursuant to which (i) Licensor granted to the Licensee the exclusive right to manufacture, sell and distribute such device in the United States of America, its territories and possessions, Europe, South America, Central America and, subject to the conditions set forth in the Original License, certain other countries utilizing, certain intellectual property owned by or licensed to the Licensor and, (ii) Licensor and Licensee established marketing and distribution arrangements for such device pursuant to which each undertook certain obligations relating to the marketing and distribution of such device and related disposable products; and,

     WHEREAS, pursuant to a reorganization of the Corporate Sector Intensive Care and Hemotechnology ("I + H") of Fresenius AG, Fresenius GmbH is the successor to the business previously conducted by I + H, including the business relating to the Product conducted under the License; and

     WHEREAS, pursuant to an Asset Purchase Agreement of even date herewith among Buyer, Seller and Fresenius GmbH (the "Asset Purchase Agreement") Buyer has, on the date hereof, purchased from Seller the pre-marketing approvals relating to the Product and certain other assets; and

     WHEREAS, in connection with the closing under the Asset Purchase Agreement, Licensor, Licensee and Fresenius GmbH desire to amend and, as so amended, to restate the Original License;

     NOW THEREFORE IN CONSIDERATION of the mutual promises and covenants contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original License is hereby amended and, as so amended, is restated as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     In this agreement the following terms shall have the following meanings, respectively:

     "Affected Party" has the meaning set out in Section. 19.1.

     "Affiliate" has the meaning set out in Rule 405 under the United States Securities Act of 1933, as amended.

     "Alternative Product" means an extracorporeal product that is sold or distributed by Licensee or its Affiliates in the United States of America or its territories and possessions for use in the treatment of RA or ITP through plasma apheresis. Without limiting the generality of the foregoing, a device of product that is based upon or utilizes any of the following features or functions shall be an Alternative Product:

     (a)  a carrier material other than silica for the binding of Protein A;
     (b)  a larger column size;
     (c)  a two-column structure; or
     (d) whole-blood compatibility, permitting treatment without plasma separation.

     "Assignment" shall include a merger or a transfer of more than 50% of the voting securities of a person in a single transaction or series of related transactions.

     "Assumed Distribution Agreement" means an "Assumed Contract" (as defined in the Asset Purchase Agreement) with a Licensor Distributor.

     "Claim" has the meaning set out in Section 14.3.

     "Clinical Trials Program" means the series of clinical trials to be conducted involving the administration to humans of therapy for RA utilizing the Product, comprising the Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials, Phase IV Clinical Trials and post-marketing trials.

     "Confidential Information" means each party's confidential information, inventions, know-how, technical data and trade secrets and includes, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form, and whether in existence on the date hereof or developed or acquired in the future. Confidential Information shall not include information which the either party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no act or failure to act by the other party, generally known or available; (b) is known by the other party at the time of receiving such information, as evidenced by its records; or (c) is the subject of written permission to disclose provided by the other party.

     "Contract Year" means the calendar year.

     "Control" means the possession, direct or indirect, of the power to direct or cause direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     "D&N Associates Agreement" means that certain License Agreement dated April 9, 1996 between Licensor and D&N Associates, Inc., the successor by merger to DTER-ENT, Incorporated.

     "Direct Claim" has the meaning set out in Section 14.3.

     "Disposables" means bloodlines, tubings, solutions (in either concentrate or ready to use form), blood bags, fistula needles, catheters, and other disposable products used in connection with the administration of therapy utilizing the Product.

     "Effective Date" means January 1, 2001.

     "FDA" means the United States Food and Drug Administration.

     "Final Regulatory Approval" means, with respect to the United States or a jurisdiction within the Territory, receipt of all authorizations by the FDA or the appropriate Territorial Regulator or Regulators, as the case may be, necessary for commercial sale of the Product within such jurisdiction, including, without limitation, approval of manufacturing, labeling, price (if required) and treatment parameters.

     "FMC AG" means Fresenius Medical Care Aktiengesellschaft, a German corporation.

     "Fresenius Parties" means Fresenius GmbH and Licensee.

     "Force Majeure" has the meaning set out in section 19.1

     "GMP" means, (i) with respect to the United States, the code of manufacturing practices known from time to time as Current Good Manufacturing Practices published by the FDA, and (ii) with respect to any jurisdiction within the Non-U.S. Territory, any comparable manufacturing code, rule, regulations or practices published by the Territorial Regulator for such jurisdiction.

     "Improvements" means all improvements, enhancements, extensions, developments and modifications of the Product which, after the date hereof and prior to the termination of this Agreement, the Licensor, the Licensee, Fresenius GmbH, an Affiliate of Licensee or Fresenius GmbH, or any sublicensee of any Fresenius Parties, as the case may be, may conceive, develop or acquire or otherwise obtain the right to permit licenses or sublicenses and any and all improvements, enhancements or modifications to the Patents or Know-How that are necessary for the manufacture of the Product, in the form approved by the FDA.

     "Indemnified Party" has the meaning set out in Section 14.3.

     "Indemnifying Party" has the meaning set out in Section 14.3.

     "Infringer" has the meaning set out in Section 9.7.

     "Intellectual Property Claim" has the meaning set out in Section 14.2.

     "ITP" means idiopathic thrombocytopenic purpura.

     "Know-How" means all technical information, manufacturing technology procedures, processes, trade secrets, methods, practices, techniques, proprietary and other information and specifications necessary or useful for the design, production, manufacture, inspection and testing of the Product, which are at the date hereof in the Licensor's possession or that are subsequently developed or acquired by Licensor or Licensee.

     "License Fee" means the sum of $4,000,000, which has been paid by Licensee to Licensor contemporaneously with the execution and delivery of this Agreement.

     "License Fee Period" means the five (5) Contract Year period commencing as of the Effective Date.

     "Licensor Distributors" means the persons or companies listed on Schedule
C.

     "Losses" has the meaning set out in Section 14.1

     "Net Sales" means, when used with respect to sales of Alternative Products, the aggregate amount of the gross invoice sales price of each Alternative Product sold by or on behalf of a Fresenius Party in the U.S. Territory, or where applicable by or on behalf of their respective distributors (but, in any event, the party that makes the ultimate sale and, for avoidance of doubt, excluding sales for resale made to distributors that are Affiliates of the Fresenius Parties), less normal and customary returns only of defective Alternative Products and Alternative Products shipped in error, and less normal and customary trade, quantity or other cash discounts actually granted by the seller or where applicable, its sublicensees with respect to the Alternative Product, less the net amount of all sales, use and value added taxes with respect to the Alternative Product that are included in the invoice price to the customer and actually paid by the seller. In the event that Alternative Products are sold in kits with Disposables or other products, Alternative Products shall be invoiced separately from such Disposables and other products, and the invoice sales price of such Alternative Product shall be the same invoice sale price then in effect for Alternative Products not sold in kits.

     "Non-Affected Party" has the meaning set out in section 19.1.

     "Non-U.S. Territory" means the portion of the Territory other than the U.S. Territory.

     "Patents" means those patents and patent applications set out on Schedule A and any patents issued based on such patent applications.

     "Patent Interest" has the meaning set out in Section .9.2.

     "Phase I Clinical Trials" means initial studies of the administration of therapy utilizing the Product in humans, using a limited number of healthy volunteer subjects for the purpose of obtaining pharmacology data, safety and other information concerning the Product.

     "Phase II Clinical Trials" means controlled clinical studies of the administration of therapy utilizing the Product for treatment of RA to evaluate the effectiveness of the Product in patients meeting the criteria for such indication, to approximate its therapeutic range, to determine appropriate treatment regimes and parameters and to evaluate safety and common short-term side effects.

     "Phase III Clinical Trials" means expanded trials, performed after preliminary evidence suggesting effectiveness of the Product for treatment of RA has been obtained, involving the administration of therapy utilizing the Product to the human target patient population in sufficient numbers to generate data to support Final Regulatory Approval of the Product for use in such indication for the purpose of determining safety, optimal treatment regimens and parameters, efficacy and to evaluate the overall risk - benefit relationship in the use of the Product. An additional aim of such trials may be to accumulate data on the pharmacoeconomics of the therapy utilizing the Product for this indication if such data are required for eligibility of therapy utilizing the Product for reimbursement by insurers or other health care payors in the Non-U.S. Territory.

     "Phase IV Clinical Trials" means trials conducted after the Product is marketed for treatment of RA to provide additional details about the Product's efficacy or safety profile. Such trials may be mandatory at the direction of regulatory authorities, or they may be voluntary to collect additional patient information.

     "Product" means the Prosorba(R) column, a therapeutic, extracorporeal immunoadsorption device as described in the PMA approved by the FDA, and as modified or redesigned by agreement of the parties in accordance with this Agreement, as described in an amended PMA approved by the FDA.

     "Production Facility" means Licensee's production facility in Redmond, Washington.

     "RA" means rheumatoid arthritis.

     "Regulatory Clearance" means, with respect to any phase of the Clinical Trials Program, the issuance by a Territorial Regulator of authorization to commence or proceed to the next phase of the Clinical Trials Program or, if no such authorization is legally required, the passage of any required or customary waiting period following submission of the results of such phase and any other required data without imposition by a Territorial Regulator of a clinical hold or other similar action suspending or terminating the Clinical Trials Program in the jurisdiction in question.

     "Strahilevitz Agreement" means that certain Patent License, Settlement Agreement and Release dated June 1, 1997, between Licensor and Dr. Meir Strahilievitz.

     "Territory" means the world.

     "Territorial Regulator" means, with respect to any jurisdiction within the Territory, the agency or organization performing functions and having authority comparable to the functions and authority of the FDA with respect to the authorization of the testing and marketing of medical devices or biological products.

     "Third Party" means any individual, firm or corporation other than the Licensor, Fresenius GmbH or their respective Affiliates.

     "Third Party Claim" has the meaning set out in Section 14.3.

     "Trademarks" means those trademarks set out on Schedule B.

     "Unit Sale" means a sale of a Product or an Alternative Product. For purposes of this definition and the definition of "Net Sales," a sale shall include a transaction, such a barter, in which the Product has been transferred for non-cash consideration (in which case, the Product or Alternative Product shall be deemed to have been sold at its list price), or other transaction not involving an invoiced sale, provided that sale shall not include (i) the distribution of samples of the Product or of an Alternative Product, (ii) sales for resale made to distributors that are Affiliates of the Fresenius Parties or
(iii) sales of the Product or an Alternative Product solely for research and development uses, including but limited to the Clinical Trials Program or other clinical trials unless, in the case of Products or Alternative Products used for clinical trials mandated by the FDA, reimbursement of the cost of the Products or Alternative Products used in such trials is available from a governmental or nongovernmental source.

     "U.S. Territory" means the portion of the Territory comprising the United States of America and its territories and possessions.

                                   ARTICLE 2

                             INTENTIONALLY OMITTED

                                   ARTICLE 3

                    GRANT OF LICENSE AND DISTRIBUTION RIGHTS

     3.1  Grant.

          Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee the exclusive worldwide license:

          (i)  under the Patents, to:

                   (a)  manufacture and, subject to the conditions provided in
Section 3.2, have manufactured the Product for commercial use and sale and for the Clinical Trials Program hereunder at the Production Facility and at other production facilities of Licensee or Fresenius GmbH in the Territory; and

                   (b) use, distribute and sell the Product throughout the Territory, for (I) use in humans for the treatment of RA and ITP and (II) all other clinical applications approved by the FDA or the applicable Territorial Regulator(s), provided that the Product is sold under the applicable Trademark(s);

          (ii) under the Trademarks, to use the Trademarks in conjunction with the manufacture, distribution and sale of the Product throughout the Territory; and

          (iii)  under the Know-How, to:

                   (a)  manufacture and, subject to the conditions provided in
Section 3.2, have manufactured the Product for commercial use and sale and for the Clinical Trials Program hereunder at the Production Facility and other production facilities of Licensee or Fresenius GmbH in the Territory; and

                   (b) use, distribute and sell the Product throughout the Territory, for (I) use in humans for the treatment of RA and ITP and (II) all other clinical applications approved by the FDA or the applicable Territorial Regulator(s).

     3.2 The worldwide rights granted by this Agreement are exclusive rights against the Licensor and any other person. Subject to Licensee's compliance with its obligations under this Agreement (including, without limitation, Article 6 hereof), Licensor will not manufacture, have manufactured or grant to any person any rights under the Patents or the Know-How to manufacture or have manufactured the Product for any purpose. Subject to the provisions of Article 6, Licensor may appoint distributors of the Product in any jurisdictions within the Territory.

     3.3 Sublicensing and Subcontracting. Licensee shall have the unrestricted right to appoint one or more sublicensees or subcontractors to manufacture, use, distribute and sell the Product in the Territory or one or more subcontractor to use, distribute and sell the Product in the Territory; provided, however, that any such sublicense or subcontract will maintain the Fresenius Parties as the primary parties/obligors with respect to the development, marketing and sale of the Product and will be intended to maximize Unit Sales under this Agreement. Any such sublicensing or subcontracting by Licensee to Fresenius GmbH or an Affiliate of Fresenius GmbH shall be conclusively presumed to have the foregoing intentions. Any such sublicense or subcontract shall include terms imposing on the sublicensee or subcontractor all of the applicable obligations of Licensee hereunder, shall not be inconsistent with the maintenance of the Fresenius Parties as the primary parties/obligors, as aforesaid, and shall reserve to the Licensee all of the correlative rights of the Licensor. Notwithstanding any such sublicensing or subcontracting, Licensee and Fresenius GmbH shall remain responsible to Licensor for the timely performance of all obligations of the sublicensee under the sublicense or the subcontractor under the subcontract. Licensee shall promptly provide Licensor with a copy of each sublicense agreement entered into by Licensee hereunder (and in any event within ten (10) business days after the execution thereof).

     3.4 Competition; Alternative Products. Nothing in this Agreement shall obligate Licensee or Fresenius GmbH to refrain from developing, marketing or distributing any products that would compete with treatments utilizing the Product (including any Alternative Product) or any related Disposables for any such Alternative or other competitive Product, regardless of whether such Disposables are compatible with the Product. The conduct of any such activities with respect to an Alternative Product or any other competitive product, or related Disposables, shall not constitute a failure by the Fresenius Parties to perform their obligations hereunder (including, without limitation, any such obligations under Article 6).

                                   ARTICLE 4

                                  IMPROVEMENTS

     4.1 Disclosure. Each party agrees to promptly disclose to the other material technical data and information relating to material developments with respect to or Improvements of the Patents, the Know-How or the Product (whether or not patentable) that it may develop or acquire during the term of this Agreement, to the extent that such disclosure is not restricted or prohibited by law, by any contract with or undertaking given to or any condition, restriction or restraint imposed by Third Parties, or by considerations relating to the validity of any patent in respect of which application is about to be made; provided, however, that in its dealings with a Third Party, the Licensor, the Licensee, or Fresenius GmbH, as the case may be, shall use its reasonable commercial efforts not to enter into an agreement restricting it from disclosing the Improvement or development to the other parties hereto. Any such disclosure by Licensee to Licensor hereunder shall be deemed to be made solely for the purposes of apprising Licensor, as the owner of the Patents and Know-How licensed hereunder, of the existence of such Improvements and shall not affect the restrictions on Licensor set forth in
Section 3.1(c). All patents arising from such developments or Improvements shall be owned by the party making the invention claimed therein or, if such invention is made jointly, shall be owned jointly (each as consistent with U.S. laws of inventorship).

     4.2 Modifications from Improvements. Any proposed design changes or modifications to the Product incorporating any Improvements into the Product may be implemented by the Licensee or Fresenius GmbH in their sole discretion, unless such proposed design changes or modifications may require any new approval of a Territorial Regulator in order for the Product to be marketed as modified, in which case such Improvement may not be implemented until Licensee has obtained Final Regulatory Clearance for the manufacture and sale of the Product as incorporating such Improvement. The cost of implementation of any such Improvement shall be borne solely by Licensee and Fresenius GmbH.

4.3 Grant under Improvements. Subject to the terms and conditions in this Agreement, the grant in Section 3.1 by the Licensor to the Licensee includes the exclusive license to manufacture (and, subject to the conditions set forth in Section 3.2, have manufactured), use, distribute and sell the Product in the Territory utilizing all Improvements and developments disclosed by the Licensor to the Licensee under Section 4.1, together with an ancillary grant of the right to use any associated trademarks and any associated know-how, provided that Licensor shall not be obligated to grant such license if the grant or operation of such license would require the Licensor to make more than de minimis payments to any Third Party and Licensee declines, in its sole discretion, to reimburse Licensor for such payments.

                                   ARTICLE 5

                             INTENTIONALLY OMITTED

                                   ARTICLE 6

                            OBLIGATIONS OF LICENSEE

     6.1 Obligations of Licensee in the U.S. Territory. In connection with the manufacture and sale of the Product and related Disposables in the U.S. Territory, and subject to the condition that (except as may be mandated by applicable law) the Fresenius Parties shall have the final decision with respect to all aspects of the marketing, sales and distribution of the Product and related Disposables in the U.S. Territory, Licensee shall, and Fresenius GmbH shall cause Licensee to:

          (a) manufacture the Product in conformity with Licensor's specifications or in conformity with any changes to the Product specifications, including any Improvements implemented by Licensee during the term of this Agreement in accordance with this Agreement, and in compliance with applicable regulatory requirements, including the maintenance of standards of facility, materials, quality control, production and safety testing in compliance with GMP and other regulatory requirements in sufficient quantities, and maintain sufficient inventories of related Disposables, to meet clinical trials requirements and commercial demands in the Territory or as they shall develop;

          (b) continue product development work with respect to the Product with a view to developing Improvements that simplify the Product and treatment procedure and decrease its manufacturing and treatment procedure costs, provided that Licensee and Fresenius GmbH shall not be required to develop or implement any Improvement which requires the filing of an amended application for pre-market approval for the Product (but may, in their sole discretion, determine to do so as contemplated by Section 4.2);

          (c) to the extent permitted by applicable law, lead activities to support and train customers in the use of the Product (regardless of whether such customers use equipment manufactured or supplied by Licensee or Fresenius
GmbH), including the services of nurses and technicians or other qualified personnel and the establishment of training programs having appropriate numbers of qualified professional staff at a suitable number of treatment sites trained to correctly use the Product;

          (d) use its reasonable commercial efforts in optimizing use of the Product in conjunction with Fresenius Parties' apheresis equipment, including, but not limited to, improving set-up procedures, priming, investigating flow rates, software development and automated agitation;

          (e) develop custom Disposables kits to simplify treatment with the Product on the current generation of the Fresenius Parties' apheresis equipment and the TA Instrument referred to in subparagraph (k) of this Section;

          (f) develop, test and obtain regulatory approvals for the items listed in subsections (d) and (e) above, as they relate to the Fresenius Parties' equipment and Disposables, as required in the U.S. Territory;

          (g) use reasonable commercial efforts to make therapy utilizing the product available in renal dialysis centers (regardless of whether such centers are owned or operated by, or affiliated with, Licensee or Fresenius GmbH, except as otherwise set forth below), including, without limitation, using reasonable commercial efforts to obtain appropriate coverage from public and private third party payors for treatment utilizing the Product, it being understood that, among other matters to be taken into account in connection with such efforts:
(i) the terms and conditions to be established for such treatment in FMC AG dialysis centers and for the sale of the Product and related Disposables to FMC AG and its Affiliates will require the negotiation and execution of appropriate agreements between Licensee or Fresenius GmbH, on the one hand, and FMC AG or its Affiliates, on the other; (ii) FMC AG and its Affiliates are subject to certain covenants set forth in the instruments governing outstanding indebtedness of FMC AG and its subsidiaries requiring that transactions between FMC AG and its subsidiaries and Affiliates of FMC AG (which term, for purposes of such covenants, includes Licensee and Fresenius GmbH) be conducted on arm's-length terms, and (iii) Licensee may focus its efforts in this area on FMC AG renal dialysis centers but will also dedicate its efforts to renal dialysis centers not owned or operated by, or affiliated with, Licensee or Fresenius GmbH to the extent commercially reasonable or ethically necessary or appropriate;

          (h) use its best commercial efforts to market, distribute and sell the Product and related Disposables to optimize its market potential in the U.S. Territory, which efforts shall include, but not be limited to, maintenance of an efficient sales and marketing organization (including, independent sales representatives and distributors) staffed with appropriate numbers of personnel (in Licensees' good faith judgment) possessing appropriate experience, training and knowledge of the Product and related Disposables and equipment, developing plans and strategies for the sale and marketing of the Product and related Disposables in the U.S. Territory in accordance with applicable laws relating to referrals and payment and practices related to inducing or incentivizing Product use, maintaining an adequate stock of Product literature and other promotional materials and arranging for attendance by representatives of Licensee at professional meetings, conventions, congresses, symposia and exhibitions at which the Products may be displayed and promoted and at which research results and other information relating to the Product intended for distribution to professionals may be disseminated. Licensee's marketing activities shall extend to all commercially viable potential users of the Product, including rheumatologists, hematologists, blood banks, other apheresis service providers and, subject to the considerations referred to in Section 6.1(g), renal dialysis centers.

          (i) continue to design, implement, finance (at Licensee's sole expense) and conduct post-product approval U.S. clinical trials, including but not limited to trials combining therapy utilizing the Product and drug treatment, and which shall be planned and conducted in accordance with clinical trial protocols appropriately designed, provided that the Fresenius parties shall not be required to design, implement, finance or conduct any clinical trials that are not required by the FDA;

          (j) procure and maintain existing Final Regulatory Approvals for the Product and to procure and maintain all additional approvals, licenses, permissions and permits necessary for the performance of its obligations under this Agreement and conduct its business (I) in a manner so as not to compromise or endanger public and/or private third party insurer coverage, (II) in compliance with all applicable laws, rules and regulations and (III) in a manner so as not to bring discredit upon the reputation of the Product, the Trademarks or Licensor;

          (k) use commercially reasonable efforts to finalize and develop a next generation apheresis instrument utilizing a plasma separation membrane (based on the Fresenius Parties model 4008ADS as used for LDL apheresis treatment). Such instrument shall be optimized for plasma generation for use with the Product ("TA Instrument") and obtain appropriate Final Regulatory Approval for the TA Instrument in the Territory as promptly as commercially reasonable, and commercialize the TA Instrument in the Territory; and

          (l) continue the activities commenced by Licensor and organize and undertake additional activities aimed at obtaining coverage of treatment utilizing the Product by public and private third party insurers and providing reasonable support and assistance to efforts of Licensee's customers and their patients to obtain coverage for treatment utilizing the Product.

     6.2 Obligations of Licensee in the Non-U.S. Territory. In connection with the development registration, marketing and sale of the Product and related Disposables in the Non-U.S. Territory, Fresenius GmbH shall:

          (a) continue to design, implement, advance expenses for and conduct the Clinical Trials Program for the Product in the Non-U.S. Territory in accordance with Article 7 (the costs of which shall be borne solely by Fresenius
GmbH);

          (b) use reasonable commercial efforts to complete the registration of Prosorba(TM) in Europe with the CE mark under the Medical Device Directory as far as legally possible and to coordinate and fund efforts to obtain and maintain Final Regulatory Approvals for marketing and sale of the Product in other portions of the Non-U.S. Territory, including the continuation of the activities in process on the date hereof in Japan and Taiwan;

          (c) procure and maintain all other approvals, licenses, permissions and permits necessary for the performance of its obligations under this Agreement and conduct its business in a manner so as not to bring discredit upon the reputation of the Product, the Trademarks or the Licensor; and

          (d) upon receipt of Final Regulatory Approval in one or more jurisdictions in the Non-U.S. Territory, using its best commercial efforts to commercialize use of the Product in the Non-U.S. Territory for rheumatology and hematology applications and to market, distribute and sell the Product and related Disposables in the Non-U.S. Territory, including engaging in such of the activities described in Section 6.2 as shall be necessary and appropriate in the Non-U.S. Territory; provided, however, that except as specifically provided in this Agreement, Fresenius GmbH shall have the final decision with respect to all aspects of marketing, sales, and distribution of the Product and related Disposables in the Non-U.S. Territory. Fresenius GmbH shall also have the sole power to determine, in its discretion, whether to commence to manufacture or have manufactured the Product in the Non-U.S. Territory, and whether and to what extent to manufacture, market, distribute and sell the Product in the portions of the Non-U.S. Territory outside Europe.

     6.3 Trademarks; Quality Control.

          (a) Labeling; Ownership of Trademarks. Each Product and all labeling, advertising and promotional material in connection therewith, shall feature the applicable Trademarks. The ownership and use of such Trademarks shall be governed by the following provisions:

               (i) Licensor or an Affiliate of Licensor shall retain the ownership of the entire right, title and interest in and to the Trademarks in the territories set forth on Schedule B.

               (ii) Licensee agrees that in using Trademarks upon the Products or related advertising or promotional materials distributed by it under this Agreement it will not represent in any way that it has any right or title to the ownership of the Trademarks or the registration thereof, and the registration will remain in the ownership of Licensor. Such Trademarks will be used by Licensee on behalf of, and in the interest of, Licensor and Licensee, and Licensee will first obtain the written approval of Licensor of the form and manner in which the Trademarks will be used upon, in connection with, or in relation to, the Products, labels, containers, advertisements and other materials, which approval shall not be unreasonably withheld.

               (iii) Licensee recognizes Licensor's title in and to the Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of Licensor in and to the Trademarks and the registration thereof. Wherever Licensor's trademarks or tradenames are used, e.g., on any package, label or advertisement, the first or most prominent use shall always be accompanied by a legend acceptable to Licensor, acting reasonably, indicating that the Product is an original invention of Licensor and the trademarks and tradenames are licensed to Licensee by Licensor. In the event that Licensee, either directly or indirectly, challenges the title of Licensor to any Trademark or the validity of such registration obtained by Licensor for the same, and Licensee fails to withdraw such challenge within one (1) month of receipt of Licensor's written request therefore, Licensor shall have the right to terminate this Agreement.

               (iv) Licensee shall, upon Licensor's request, and at Licensor's expense, assist Licensor in any action reasonably necessary or desirable to protect the Trademarks in the territories set forth on Schedule B used or proposed to be used hereunder. Licensee shall as soon as practicable notify Licensor of any apparent infringement by a Third Party of any of the Trademarks.

               (v) After discussion and upon notice from Licensor, Licensee shall immediately discontinue the use of any of the Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party's trademark rights, unless Licensee determines that it does not wish to discontinue use of any of the Trademarks, in which case all liability arising out of Licensee's use of any such Trademark after such notice shall be borne by Licensee. Any direct costs incurred by Licensee or Fresenius GmbH as a result of a notice of discontinuation shall be borne by Licensor and promptly reimbursed by Licensor to the Fresenius Parties upon request. In the event of any such Third Party notice, and subsequent discontinuance by Licensee, Licensee and Licensor agree to meet in good faith to select a new Trademark acceptable to both parties to be used with the particular Product involved.

               (vi) Licensee shall use the Trademarks only with the applicable Product hereunder.

          (b) Quality Control; Legal Compliance. Licensee recognizes that the Products are the result of original research by Licensor or its Affiliates and that Licensor and its Affiliates have a proper concern in maintaining and controlling the quality of Products that are publicly associated with Licensor and its Affiliates and distributors outside the Territory. Licensee accordingly agrees to ensure that the Products, the manufacture, use, sale and disposition thereof, and all of Licensee's advertising and promotional materials for the Products will comply with all applicable laws, rules and regulations. Copies of all technical and scientific information and therapeutic claims in advertisements, promotional practices and literature, package inserts, sales aids, training aids, and the like used by Licensee with respect to the Products shall be provided to Licensor. Licensor shall have the right to reject or demand modification to such printed materials only to the extent that such materials inappropriately describe the Product, the use of the Product or practices related to the use of the Product, inappropriately describe or use the Trademarks and/or fail to comply with applicable laws, rules and regulations. Any such action shall be taken within ten (10) business days after receipt of the materials for review from the Fresenius Parties.

     6.4 Operating Procedures.

          (a) Product Labeling. Each Product shall bear a label and be contained in an outer package and/or carton and, if applicable, be accompanied by a package insert, which label, outer package and/or carton and/or package insert shall comply with all applicable regulatory requirements in the Territory and shall clearly carry a legend indicating that the Product was developed as a result of the research of Licensor. The label shall include the appropriate patent number of the appropriate Patent in accordance with the applicable requirements in the Territory.

          (b) Reports. Licensee shall submit written reports to Licensor, containing reasonable detail, as follows:

               (i) Monthly reports of sales, by customer, with regard to the Products in the Territory, each of which shall be delivered on the 15th day of the month following the month to which such report relates; and

               (ii) Annual marketing plans detailing Licensee's proposed marketing strategy and tactics for the Products in the Territory during the following year.

     6.5 Manufacture and Supply of Product.

          (a) Sale and Purchase. The Fresenius Parties acknowledge that notwithstanding Article 3, prior to the Effective Date Licensor granted distribution rights relating to the Product for certain portions of the Territory to the Licensor Distributors. A complete list of Licensor Distributors, the exclusive or non-exclusive status of their distribution rights and the respective portions of the Territory with respect to which they have been granted distribution rights, is annexed as Schedule C to this Agreement. Subject to the terms and conditions of this Agreement and the Assumed Distribution Agreement, Licensee shall manufacture (or have manufactured) and sell to the Licensor Distributors, and Licensor Distributors may purchase from Licensee, such Products as such Licensor Distributors may desire during the respective terms of the relevant Assumed Distribution Agreements, for resale and use exclusively in accordance with the Assumed Distribution Agreements. All such sales shall be FOB the Production Facility or such other manufacturing facility of the applicable Fresenius Party. Licensee's obligation to provide Products to a Licensor Distributor hereunder shall be subject to such Licensor Distributor's compliance with the applicable Assumed Distribution Agreement.

          (b) Exculpations. Nothing in this Agreement shall obligate Licensee or Fresenius GmbH from exercising any right of termination, cancellation, or non-renewal upon expiration, granted by an Assumed Distribution Agreement.

     6.6 Warranties.

          (a) Product Warranty/Disclaimer of Warranties. Licensee warrants that all Products manufactured and sold by Licensee (whether to an Affiliate, a Licensor Distributor or any other Third Party) under this Agreement shall, when they leave Licensee's possession and control, conform with the applicable Product specifications. The Products are also warranted, as of the date of their shipment, to be on such date not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, and not articles which may not, under the provisions of section 505 thereof, be introduced into interstate commerce. THESE

WARRANTIES ARE THE ONLY WARRANTIES MADE BY LICENSEE. LICENSEE MAKES NO
OTHER EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND FURTHER EXPRESSLY DISCLAIMS THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          (b) Return of Defective Products. Except as otherwise set forth in an Assumed Distribution Agreement, the Licensor Distributors' exclusive remedy against Licensee for breach of warranty shall be the return and replacement, at Licensee's expense, of all Products deemed by the parties to be in breach of warranty under this Agreement. Replacement shall be made within forty-five (45) days after Licensee's actual receipt of such defective Products from Licensor or its Licensor Distributor, as applicable. LICENSEE SHALL NOT, IN ANY EVENT, BE LIABLE TO THE LICENSOR DISTRIBUTORS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED UNDER ANY LEGAL OR EQUITABLE THEORY WITH RESPECT TO THE MANUFACTURE, PROMOTION, USE, SALE AND/OR DISTRIBUTION OF THE PRODUCTS.

                                   ARTICLE 7

                            CLINICAL TRIALS PROGRAM

     7.1 Continuation of Program. Fresenius GmbH shall continue the development and planning of the Clinical Trials Program for the portion of Non-U.S. Territory comprising the European Union, including the necessity, location, timing, scope and nature of the trials to be conducted. Fresenius GmbH shall also conduct such clinical trials for other portions of the Non-U.S. Territory as it may determine, in its sole discretion, are necessary in connection with the marketing, sale and distribution of the Product in the Non-U.S. Territory. To the extent practicable, the Clinical Trials Program for the Non-U.S. Territory shall be conducted in a manner that is compatible with the clinical trials conducted in the U.S. Territory by Licensor and to be conducted after the Effective Date therein by Licensee; subject, nevertheless, to the overriding necessity to conduct such trials in a manner that will produce results acceptable to Territorial Regulators. In addition, Licensee shall complete the Phase IV Clinical Trial required by the FDA for RA and, subject to Section 6.2(d), any other trials that may be required by the Territorial Regulators to maintain marketing approval.

     7.2 Roles. All clinical trials shall be conducted exclusively by the Fresenius Parties, subject to Section 7.3 and the information exchange provisions of Article 8. The Fresenius Parties shall provide such personnel and services with respect to each phase of the Clinical Trials Program as shall be appropriate for such phase and shall use all reasonable efforts to implement and complete the Clinical Trials Program as soon as reasonably practicable in light of applicable regulatory requirements.

     7.3 Consulting Services by Licensor.

          (a) In addition to any technical services contemplated by Section 5.2, Licensor shall, at the request of either Fresenius Party, provide consulting services to them at the Production Facility or another mutually agreed location with respect to (i) the design, development, planning and implementation of any post-approval clinical trials of the Product mandated by the FDA (including clinical trials which, prior to the Effective Date, were the responsibility of Licensor under the Original License), (ii) other clinical studies and (iii) the conduct of such clinical trials and studies in compliance with applicable rules and regulations of the FDA and other FDA requirements and at acceptable cost levels. Without limiting generality of the foregoing, the consulting services may include assistance in the preparation of submissions to the FDA relating to clinical trials and responding to FDA comments or other communications from the FDA to Licensee relating to such trials.

          (b) The consulting services contemplated by this Section 7.3 shall be performed on behalf of Licensor by Michael Gendreau, M.D. or by another senior employee of or consultant to Licensor with substantial experience in the design, development, planning and implementation of clinical trials for medical devices (such senior employee being the "Consultant"). Licensor shall endeavor to provide the services of the Consultant for up to 10 eight-hour days each Contract Year (unless additional services in any Contract Year and the compensation therefore are mutually agreed upon) at such times and locations as may be requested by the Fresenius parties on reasonable prior notice, having due regard for the Consultant's duties and responsibilities as a senior executive officer or employee of Licensor.

          (c) Licensee agrees to pay a consulting fee for the services of the Consultant provided by Licensor equal to $2,500 per day for an eight-hour day. Such fee shall be paid within 30 days of receipt of Licensor's invoice for consulting services rendered. Licensee also agrees to reimburse Licensor for the reasonable travel, lodging and other expenses incurred by the Consultant in performing consulting services hereunder upon Licensor's submission of receipts or other customary documentation supporting its request for reimbursement. The License Fee includes Licensor's fees for ten (10) eight-hour days of consulting services during 2001. Licensee shall remain obligated to reimburse Licensor for the expenses incurred by the Consultant in connection with such prepaid consulting services.

          (d) The consulting services contemplated by this Section 7.3 shall terminate on January 1, 2004 unless the parties mutually agree to extend the consulting period. Licensee may terminate the consulting arrangements provided for in this Section at any time. Such termination shall not require Licensor to refund any consulting fees for 2001 included in the License Fee.

     7.4 Final Regulatory Approvals. Promptly upon conclusion of the Clinical Trials Program, Fresenius GmbH shall prepare and file such applications, clinical data and other information and documents as may be required to obtain Final Regulatory Approval for commercial sale of the Product in one or more jurisdictions in the Non-U.S. Territory and, thereafter, shall use all reasonable efforts to obtain Final Regulatory Approval for commercial sale of the Product in as many jurisdictions within the Non-U.S. Territory as is commercially practicable. Fresenius GmbH shall have the right to obtain Final Regulatory Approval in all jurisdictions within the Non-U.S. Territory in its own name and, where required by applicable law, in the name of any permitted distributor or sublicensee of Fresenius GmbH, and shall own all such Final Regulatory Approvals as are issued and all submissions as are made in connection therewith.

                                   ARTICLE 8

                  INFORMATION AND REPORTS; CORRECTIVE ACTIONS

     8.1 Information Disclosure. Licensor will turn over and deliver to Licensee and Fresenius GmbH promptly all results of the work conducted in the clinical trials conducted by them as well as all material preclinical, clinical, regulatory, commercial and other scientific or technical information known by Licensor, concerning the Product, and therapy utilizing the Product, during the term of this Agreement, to the extent not previously delivered by Licensor to the Fresenius Parties. The foregoing obligation shall be subject to any obligations of confidentiality set forth in any agreement between Licensor, and a Third Party; provided, however, that (i) Licensee shall use its reasonable efforts to obtain appropriate waivers of such obligation with respect to any information relating to the safety or efficacy of the Product and therapy utilizing the Product or that is otherwise material to the development of a commercially viable Product, and (ii) any such information received from a Third Party shall be subject to the confidentiality obligations of Article 15 of this Agreement. Licensor shall similarly turn over and deliver to the Fresenius Parties, to the extent not previously delivered to them by Licensor, all information in its possession relating to recalls or other corrective actions either ordered by the FDA or a Territorial Regulator or initiated by Licensor and which involve the safety or integrity of the Product, as well as all such material information which Licensor may obtain concerning the development by any Third Party of any product that is or could be competitive with the Product. Licensor shall also deliver to the Fresenius Parties all information in its database of clinical trial data and adverse drug event information accumulated from all clinical trials of the Product for which it was responsible. At the option of the Fresenius Parties, such data may be provided in a computer readable format by the providing party, to the extent available, and Licensor shall also assist in the transfer and validation of such data to the Fresenius Parties, except that data and information intended to be submitted to a regulatory authority and required to be submitted in its original form shall in any event be provided in such original form. All information delivered pursuant to this Section that is Confidential Information shall be subject to the limitations on disclosure and use set forth in Article 15 of this Agreement.

     8.2 Adverse Events. The parties recognize that the holder of a pre-marketing approval application or product registration for a new medical device will be required to submit information and file reports to various governmental agencies on devices under clinical investigation, devices proposed for marketing, or marketed devices. Information must be submitted at the time of initial filing for investigational use for treatment of humans and at the time of a request for market approval of a new device. In addition, supplemental information must be provided on devices at periodic intervals and adverse experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, in recognition of the Fresenius Parties' status as the sole holders of such pre-marketing approvals, product registrations, and other Final Regulatory Approvals with respect to the Product, Licensor agrees, in each case with respect to all information presently in its possession not previously delivered to the Fresenius Parties or, subject to the limitations set forth in the last paragraph of this Section 8.2, which may subsequently be obtained by Licensor, to:

          (a) turn over to the Fresenius Parties for initial and/or periodic submission to government agencies significant information on the Product from preclinical laboratory studies and clinical data, as well as adverse drug experience reports from clinical trials and commercial experiences with the Product;

          (b) report in writing to the Fresenius Parties immediately and, in any event, within two (2) days of the initial receipt of a report of any unexpected fatal or life-threatening experience with the Product; and

          (c) report in writing to the Fresenius Parties within fifteen (15) days (or, within such shorter time as shall enable the Fresenius Parties to comply with the reporting requirements of any Territorial Regulator having jurisdiction), the initial receipt of a report of any adverse event involving the Product that is serious or unexpected. Serious adverse experiences mean any experiences that suggest a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life-threatening, is permanently disabling, requires or prolongs inpatient hospitalization or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigative brochure or the labeling for a product; and

          (d) provide to the Fresenius Parties promptly in writing any other information or reports within its control necessary to permit them to comply with any regulatory requirement with respect to adverse experiences relating to the Product.

          With respect to information not in Licensor's possession on the Effective Date, nothing in this Section 8.2 shall impose Licensor any obligation to take affirmative steps to acquire, or to develop procedures to acquire or investigate, or to otherwise obtain, any information of the type described in this Section, it being understood that inasmuch as the Fresenius Parties are the sole holders of all pre-marketing approvals, product registrations and final Regulatory Approvals with respect to the Product, Licensor shall be required to provide to the Fresenius Parties only such disclosable information, if any, as to which Licensor obtains actual knowledge.

     8.3 Use of Information. Information contained in reports made pursuant to this Article 8 or otherwise communicated between the parties will be Confidential Information. A party may use any information obtained by it pursuant to this Article solely for the purposes of regulatory compliance relating to the Product.

     8.4 Regulatory Reporting. The parties acknowledge that the Fresenius Parties will, and Licensor may, be required to submit information and file reports with the FDA and Territorial Regulators in addition to those contemplated by the preceding Sections. The parties agree to cooperate with each other as necessary to allow each party to comply with its regulatory obligations. To the extent practicable, such procedures shall be consistent with the parties' current procedures and policies regarding regulatory compliance.

     8.5 Certain Corrective Actions. In the event that the FDA, or any Territorial Regulator having jurisdiction shall order any change or corrective action, including a recall, with respect to the Product as then being manufactured, sold or distributed by the Fresenius Parties or if, notwithstanding that any such change or corrective action shall not have been ordered, the Fresenius Parties acting reasonably and in good faith believe, based on appropriate expert evidence or advice, that absent such change or corrective action one or both of them will be in violation of a rule of law or other regulatory requirement applicable to it as the manufacturer or distributor of the Product, the Fresenius Parties shall have sole authority to determine the nature and extent of its compliance with such order or any action, including a recall, to be taken notwithstanding the absence of any such order, as the case may be; provided, that any such order relating to the safety or integrity of the Product shall be resolved to the satisfaction of the regulatory authority issuing such order.

     8.6 Disclosure by Fresenius Parties. The Fresenius Parties agree to retain all information referred to in the Article 8 in accordance with the requirements of applicable Law and as will permit or facilitate the defense of any litigation or Claim in respect of the Product, to keep Licensor generally apprised of informational developments with respect to matters described in this Article 8, and, to the extent reasonably requested by Licensor in connection with the investigation or defense of Claims brought against Licensor, audits of Licensor, or for other appropriate purposes, to provide Licensor with access to and copies of such information.

                                   ARTICLE 9

                         INTELLECTUAL PROPERTY FILINGS,
                   PROSECUTION, REGISTRATION AND MAINTENANCE

     9.1 Prosecution of Registration.

          (a) Throughout the term of this Agreement the Licensor shall use reasonable efforts to prosecute and maintain the Patents in the Territory and shall use reasonable efforts to prepare, file, prosecute and maintain in the Territory any patents or patent applications on Improvements, the subject of
Section 4 hereof, owned by the Licensor or jointly owned by the Licensor and the Licensee, Fresenius GmbH, or both, relating to the Product. This shall include patents and patent applications or patents on Improvements relating to the Product granted by the European Patent Office, in the national patent offices of those countries of Europe to which such European patents apply.

          (b) Throughout the term of this agreement, the Licensor shall also use reasonable efforts to prosecute and maintain the Trademarks in the Territory and use reasonable efforts to prepare, file, prosecute and maintain in the Territory any new trademarks relating to the Product. Such prosecution shall be limited to the countries listed in Schedule D hereto.

          (c) Such preparation, filing, prosecution and maintenance of Sections 9.1(a) and 9.1(b) shall be at the expense of the Licensor. The Licensee and Fresenius GmbH shall be kept fully informed of such preparations, filings, prosecutions, and maintenance and, upon Licensor's request, will provide reasonable assistance therein, at Licensor's expense for any out of pocket expenses incurred by Licensee or Fresenius GmbH in providing such assistance. All Patents and Trademarks, and all patents and patent applications on Improvements made solely by the Licensor (other than a new patent with respect to an Improvement developed solely by the Licensee or Fresenius GmbH or jointly by the Licensee or Fresenius GmbH and the Licensor), shall be registered in the name of the Licensor. The Licensor shall be kept fully informed of preparations, filings, prosecution and maintenance relating to patent applications or patents with respect to an Improvement incorporated in the Product developed solely by Licensee and/or Fresenius GmbH. Such solely-developed patent applications or patents for Improvements of Licensee and/or Fresenius GmbH shall be registered in the name of Licensee and/or Fresenius GmbH, as applicable. Patent applications and patents for jointly-developed Improvements shall be jointly owned, with each party having an undivided interest, and registered jointly in the names of Licensor and Licensee and/or Fresenius GmbH, as applicable.

     9.2 Abandonment of Patents. If the Licensor intends to dispose of or abandon any (a) Patent, (b) right in a Patent, (c) patent application or patent for an Improvement or (d) the right to file a patent application for an Improvement under the Paris Convention for a foreign patent (the "Patent Interest"), which would be covered by this Agreement, it shall notify the Licensee and Fresenius GmbH of such intention and, to the extent practicable, give them sufficient notice to permit them to take all steps necessary to preserve such Patent Interest. Licensee and Fresenius GmbH shall then have the right during the 60 day period commencing with such notification to assume any such Patent Interest which the Licensor intends to dispose of or abandon and to undertake the procuring or preserving of such Patent Interest to itself. Licensor will co-operate with Licensee or Fresenius GmbH in such endeavor (including making an assignment of its full right, title and interest in the Patent Interest) provided that Licensee and Fresenius GmbH shall bear all the costs (including any tax liability) in connection therewith. If Licensee or Fresenius GmbH intends to dispose of or abandon any Patent Interest with respect to an Improvement necessary to the manufacture, use or sale of the Product, it shall notify Licensor of such intention and, to the extent practicable, give Licensor sufficient notice to permit it to take all steps necessary to preserve such Patent Interest. Licensor shall then have the right during the 60 day period commencing with such notification to assume any such Patent Interest which the Licensee or Fresenius GmbH intends to dispose of or abandon and to undertake the procuring or preserving of such Patent Interest to itself. Licensee and/or Fresenius GmbH, as applicable, will co-operate with Licensor in such endeavor (including making an assignment of its full right, title and interest in the Patent Interest) provided that Licensor shall bear all the costs (including any tax liability) in connection therewith.

     9.3 Assistance re Prosecution. Subject to Section 9.1 hereof, Licensee and Fresenius GmbH shall render all reasonable assistance if so requested by the Licensor in the prosecution of any present or future patent or trademark applications filed under this Agreement in the Territory.

     9.4 Transfer to Licensor. Should the laws or regulations of any country in the Territory vest the Licensee or Fresenius GmbH with any property rights to any of the Trademarks or Patents, or to any new patents, patent applications or trademarks owned solely by Licensor under Section 9.1 of this Agreement, the Licensee and Fresenius GmbH shall promptly and co-operatively relinquish to the Licensor (or, if relinquishment is not possible, grant for the life of such Trademarks or Patents an exclusive royalty-free license to the Licensor, of) any and all such rights upon termination of this Agreement for any reason.

     9.5 No Infringement. Licensee and Fresenius GmbH shall not do anything to infringe upon or contest the validity, enforceability or ownership of the Patents or Trademarks or any new patents, patent applications or trademarks under this Agreement, except as between the parties pursuant to Section 18.2.

     9.6 Conflicting Patents or Trademarks. Licensee and Fresenius GmbH shall promptly report to Licensor in writing regarding any patents, patent applications or trademarks that potentially or actually conflict with the Patents or Trademarks of which Licensee or Fresenius GmbH acquires actual knowledge.

     9.7 Infringement of Patents or Trademarks. If the Licensee or Fresenius GmbH acquires actual knowledge of any infringement of any Patent or infringement or passing off of any Trademark in the Territory, Licensee or Fresenius GmbH shall promptly notify the Licensor thereof. The Licensor shall have the first right to bring suit against the person infringing or passing off (the "Infringer"). If necessary to the suit or if requested so to do by the Licensor, the Licensee and Fresenius GmbH agree to be joined or to join as a party in such suit. If the Licensee or Fresenius GmbH elects to do so, the Licensee or Fresenius GmbH may be represented in such proceedings by its own counsel at its own expense. In every case of reported infringement or passing off, the Licensor shall be allowed a reasonable time to investigate the alleged infringement and the advisability of starting suit, to correspond and negotiate with the Infringer, to engage counsel and to commence legal proceedings and/or discussions with the Infringer. In the event the Licensor does not bring suit in any such instance within a reasonable time and in any event within 45 days after being notified by the Licensee or Fresenius GmbH of the alleged infringement or passing off, the Licensee or Fresenius GmbH, or both shall have the right during the term of this agreement to suit in its own name or, with the approval of the Licensor or if necessary to the suit, jointly with the Licensor, for present and past infringement or passing off. The Licensor shall be kept informed at all times of all such proceedings taken by the Licensee or Fresenius GmbH. If the Licensor elects to do so, the Licensor may be represented in such proceedings by its own counsel at its own expense. The party bringing the action shall control the prosecution of such proceedings and shall bear all costs incurred in connection with such infringement and passing off of proceedings in the Territory. In the event that any such action is successfully prosecuted against an Infringer, any damages, accounting of profits or other recovery shall be applied first to reimburse the parties for their respective legal expenses in connection with the prosecution, and any remaining amounts shall then be divided equally between the parties.

     9.8 Description as Authorized Licensee. During the term of this agreement the Licensee and Fresenius GmbH are required to describe, refer to and advertise themselves as licensees of the Licensor for the manufacture and sale of the Product in the Territory and to mark Products with the applicable Trademark(s) in accordance with Article 6. All written material used by Licensor with respect to the marketing of the Products hereunder shall expressly identify Licensee as Licensor's exclusive licensee for the manufacture of the Product.

     9.9 Existing Third Party Agreements. Licensor agrees not to terminate or abandon any existing licenses from Third Parties related to the Product. Any decision to abandon or terminate such licenses, to challenge the validity of the patent rights covered by such licenses, or to obtain any additional Third Party license in connection with the manufacture, use or sale of the Product shall require the approval of the Fresenius Parties. In any litigation regarding such

Third Party licenses, Licensor shall have the first right to bring or defend suit, in accordance with Section 9.7.

                                  ARTICLE 10

                           LICENSE FEE AND ROYALTIES

     10.1 Payments. As consideration for the licenses granted by Licensor under the Patents, Trademarks and Know-How, including the exclusive marketing rights in the Territory and the ability to make Improvements, Licensee agrees to pay license fees and royalties to Licensor in accordance with this Article 10.

     10.2  License Fee for First Five Contract Years.

           (a) As a fully paid, up-front royalty with respect to sales of the Product during the License Fee Period, but subject to Section 10.1(b), Licensee has paid Licensor the License Fee.

           (b) Notwithstanding Section 10.1(a), the License Fee shall be deemed to cover royalties solely with respect to Unit Sales of the Product of up to 10,000 units in any Contract Year during the License Fee Period. For any Contract Year during the License Fee Period in which total Unit Sales of the Product exceed 10,000 Products, (such excess being the "Excess Units"), Licensee shall pay to Licensor an additional royalty equal to [...***...] per Excess Unit sold during such Contract Year (the "Additional Royalty")

           (c) In addition to the License Fee and any Additional Royalties, Licensee shall pay Licensor a royalty on sales of Alternative Products in the U.S. Territory during the License Fee Period equal to [...***...] of Net Sales of Alternative Products. For avoidance of doubt, the parties confirm that royalties payable with respect to sales of Alternative Products are independent of royalties payable on sales of the Product, and that sales of Alternative Products shall not be included in total Unit Sales of the Product for purposes of determining whether Additional Royalties are payable pursuant to Section 10.1(b).

     10.3  Royalties After the License Fee Period.

           (a) For each Contract Year commencing on or after January 1, 2006, Licensee shall pay royalties to Licensor on total Unit Sales of the Product as follows:

                (i) For the first 10,000 Products sold during such Contract Year, the royalty shall be [...***...] per unit of Product;

                (ii) For each Product sold during such Contact Year in excess of 10,000 Products up to 20,000 Products, the royalty shall be [...***...] per unit of Product; and

                (iii) For each Product sold during such Contract Year in excess of 20,000 Products, the royalty shall be [...***...] per unit of Product.

           (b) No royalties shall be payable on sales of Alternative Products after the License Fee Period.

--------
*Confidential Treatment Requested

     10.4 Total Unit Sales. As used in this Agreement, "total Unit Sales" for any Contract Year means the gross number of units sold in such Contract Year minus normal and customary returns of defective Products or Products shipped in error.

     10.5 Payments. All royalty payments due hereunder shall be made in U.S. dollars, shall be paid after deduction of any applicable withholding taxes and shall be made in accordance with the following schedule:

           (a) The License Fee has been paid in connection with the execution and delivery of this Agreement, and Licensor acknowledges the receipt thereof.

           (b) Any Additional Royalties payable pursuant to Section 10.2(b) shall be payable quarterly in arrears, commencing on the 30th day following the conclusion of the first calendar quarter of a Contract Year in which there are sales of Excess Units, and on the 30th day of each succeeding calendar quarter of such Contract Year.

           (c) Royalties on sales of Alternative Products pursuant to Section 10.2(c) shall be payable quarterly in arrears, on the 30th day following the conclusion of each calendar quarter during the License Fee Period with final payment due January 30, 2006.

           (d) Royalties on sales of Products during each Contract Year after the License Fee Period shall be payable quarterly in arrears, on the 30th day following the conclusion of each calendar quarter during the remainder of the term of this Agreement.

                                  ARTICLE 11

                            INTENTIONALLY OMITTED.

                                  ARTICLE 12

                          BOOKS, RECORDS AND REPORTS

     12.1 Records. The Fresenius Parties shall keep at their respective principal places of business accurate records relating to the Product, including without limitation manufacturing records, test records, clinical records (including adverse events) and records of total Unit Sales, categorized by territory, and of Net Sales in the U.S. Territory, in accordance with Fresenius GmbH's customary practices and applicable legal requirements. The Fresenius Parties shall make all such records available for review at their respective offices by Licensor's representatives, at Licensor's expense, at reasonable times and on reasonable prior notice.

     12.2  Statements.

           (a) Licensee shall provide quarterly statements to Licensor on the 30th day following the conclusion of each calendar quarter during the term of this Agreement. Each such statement shall present, for the quarter to which such statement relates, (i) total Unit Sales by territory for such quarter (including, during the License Fee Period, whether any such sales represent Excess Units and, if so, the amount thereof), and (ii) a computation of any Additional Royalties or royalties, as the case may be, payable with respect to such calendar quarter.

Quarterly statements for any quarterly period during the License Fee Period shall also show Net Sales (if any) of Alternative Products and any royalties payable with respect to such sales.

           (b) In addition to the quarterly statements required by Section 12.1(a), the Fresenius Parties shall furnish the Licensor with an annual statement prepared by Fresenius GmbH and certified by the Chief Financial Officer of Fresenius GmbH, certifying separately, the quantity of total Unit Sales of the Product, any portion of such total Unit Sales constituting sales of Excess Units, Net Sales of any Alternative Products, and total royalties (including Additional Royalties) payable on sales of the Product and Alternative Products during the Contract Year to which such annual statement relates. Such annual statement shall be furnished to Licensor or on or before the 60th day following the end of the Contract Year to which such statement relates. Any royalties shown by an annual statement to be due to Licensor for the Contract Year to which the statement relates in excess of royalties previously paid by Licensee for such Contract Year shall be added to and paid with the royalty payment due for the quarter in which royalty payment due for the quarter in which the annual statement is delivered (or, if no royalty payment is due with respect to such quarter, at the time of delivery of the first quarterly statement to be delivered after delivery of the annual statement). Any royalty payments paid in error, as shown by an annual statement for the Contract Year to which the statement relates may be offset against any royalty payment due for the quarter in which the annual statement is delivered, if no such payment is due, shall be paid by Licensor to Licensee promptly upon receipt of Licensee's invoice for such erroneous payments.

     12.3 Audits. Licensor shall be entitled to appoint independent auditors reasonably acceptable to the Fresenius Parties, acting reasonably, to review on an annual basis at Licensor's cost the records for total Unit Sales of the Product and Net Sales of Alternative Products (for the U.S. Territory only), the amount spent by the Fresenius Parties as manufacturing costs for the relevant period, the Fresenius Parties' inventory records for Products and Alternative Products (for the U.S. Territory only) for the relevant period, and royalties payable hereunder, and the Fresenius Parties shall give access to such records and supporting documentation and otherwise reasonably assist in such review; provided that such right of review shall be exercised only at a time and in a manner that does not unreasonably interfere with or disrupt the preparation of Fresenius AG's or Fresenius GmbH's annual report and accounts; provided, further, the independent auditors shall have access only to records and documents relating to sales of the Products and the Alternative Products. In the event that any such audit reveals an under-reporting of payments due under this Agreement of 5% or more (provided that in all cases the underpayment is more than $50,000), the full cost of the audit shall be borne by Fresenius GmbH.

                                  ARTICLE 13

                        REPRESENTATIONS AND WARRANTIES

     13.1 By the Licensor. The Licensor hereby represents and warrants to the Fresenius Parties as follows:

           (a) Licensor has title to and ownership of or is a licensee with respect to, in each case free and clear of encumbrances other than encumbrances contained in the license agreements appointing the Licensor as such licensee, the Patents, Trademarks and Know-How licensed by the Licensor to the Licensee under this Agreement, subject to the D&N Associates

Agreement and the Strahilevitz Agreement, both of which are being assigned by Licensor to Licensee and, to the best of Licensor's knowledge, the manufacture, sale and distribution of the Product utilizing the Patents, Trademarks and Know-How does not infringe any intellectual property rights of any person who has not granted Licensor a license.

           (b) Proper use of the Patents, Trademarks and Know-How is sufficient for the production of the Product as constituted on the date hereof, and the Licensor has sufficient rights to the Patents, Trademarks and Know-How reasonably necessary for use in connection with production of the Product, the absence of which would have a material adverse effect on this Agreement or the transactions contemplated hereby.

           (c) Except as disclosed in writing to the Fresenius Parties, there is no pending or, to its knowledge, threatened litigation against Licensor which alleges that Licensor's development, manufacture, use and sale of the Product have violated or would violate any intellectual property rights of any other person, and the Licensor has not received any written communication alleging that the Licensor's development, manufacture or sale of the Product has violated and has no knowledge that the Licensor's development, manufacture or sale of the Product have violated, the intellectual property rights of any person.

           (d) The Licensor has full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor, and this Agreement has been duly and validly executed and delivered by Licensor and, upon due and valid execution and delivery by each of the other parties hereto, will constitute a legal and binding obligation of the Licensor, enforceable against Licensor in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity.

           (e) The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby by Licensor will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the constitutive documents or by-laws of Licensor, any material contract of Licensor, result in the imposition of any material encumbrance against any asset or properties of Licensor (other than pursuant to this Agreement) or, to the best of Licensor's knowledge, violate, in any material respect, any law. To the best of Licensor's knowledge, the execution and delivery of this Agreement by Licensor, the grant of the licenses under the Patents, Trademarks and Know-How in accordance with the terms hereof and the consummation of any related or contemplated transactions by Licensor will not require filing or registration by Licensor with, the issuance of any permit or approval to Licensor by, or waiver in favor of Licensor of any of the foregoing by, any other Third Party or governmental entity under the terms of any applicable laws or contracts, other than Regulatory Clearances, Final Regulatory Approvals and the filings related thereto contemplated by this Agreement.

     13.2 By the Fresenius Parties. Each Fresenius Party, for itself, represents and warrants to Licensor as follows:

           (a) Except as disclosed to Licensor in writing, there is no pending or, to its knowledge, threatened litigation against such Fresenius Party which alleges that such Fresenius

Party's development, manufacture and sale of the Product would violate any intellectual property rights of any other person.

           (b) Such Fresenius Party has full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of such Fresenius Party, and this Agreement has been duly and validly executed and delivered by such Fresenius Party and, upon due and valid execution by each of the other parties hereto, will constitute a legal and binding obligation of such Fresenius Party, enforceable against such Fresenius Party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity.

           (c) The execution, delivery and performance of this Agreement by such Fresenius Party and the consummation of the transactions contemplated hereby by such Fresenius Party will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the constitutive documents or by-laws of such Fresenius Party, any material contract of such Fresenius Party, result in the imposition of any material encumbrance against any asset or properties of such Fresenius Party or, to the best of such Fresenius Parties' knowledge, violate, in any material respect, any law. To the best of such Fresenius Party's knowledge, the execution and delivery of this Agreement by such Fresenius Party and the consummation of any related or contemplated transactions by such Fresenius Party will not require filing or registration by such Fresenius Party with, the issuance of any permit or approval to such Fresenius Party by, or waiver in favor of such Fresenius Party of any of the foregoing by, any other Third Party or governmental entity under the terms of any applicable laws or contracts, other than Regulatory Clearances, Final Regulatory Approvals and the filings related thereto contemplated by this Agreement.

                                  ARTICLE 14

                                INDEMNIFICATION

     14.1  Indemnification for Product Liability and Similar Claims.

           (a) By Licensor. Licensor hereby agrees to indemnify and hold harmless the Fresenius Parties and their respective directors, officers, employees, Affiliates and agents from and against all liabilities, losses, damages, costs and expenses, including court or arbitral tribunal fees and costs, reasonable legal fees and expenses and amounts paid in settlement as permitted hereby (collectively, "Losses") arising out of or relating to:

                (i) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition or shipment of the Product by Licensor at any time prior to April 27, 1999; and

                (ii) any misrepresentation made by Licensor herein, or any breach by Licensor of or failure by Licensor to perform its obligations under, this Agreement.

           (b) By the Fresenius Party. Fresenius Parties hereby agree jointly, and severally, to indemnify and hold harmless Licensor and its directors, officers, employees, Affiliates and agents from and against all Losses arising out of or relating to:

                (i) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition or shipment by the Fresenius Parties and their respective sublicensees, agents or distributors of the Product, including but limited to in connection with clinical trials of the Product, at any time after April 27, 1999;

                (ii) any claim arising from the sale and distribution of the Product by the Fresenius Parties, and any other matter relating to the Product arising after the Effective Date (except, in each case, to the extent that Licensor is obligated to indemnify the Fresenius Parties pursuant to Section 14.1(a) hereof); and

                (iii) any claims arising under the Assumed Contracts (as such term is defined in the Asset Purchase Agreement) relating to events. facts and circumstances occurring on or after the date hereof or accruing on or after the date hereof.

                (iv) any misrepresentation made by a Fresenius Party herein, or any breach by Fresenius of or failure by a Fresenius Party to perform its obligations under, this Agreement.

     14.2  Patent Indemnity.

           (a) By Licensor. Licensor hereby agrees to indemnify and hold harmless the Fresenius Parties and their respective directors, officers, employees, Affiliates and agents from and against:

                (i) all Losses (which, for all purposes of this Article 14, other than Section 14.1, shall include any running or other royalties or other payments, however characterized, paid under any agreement or arrangement entered into by the Fresenius Parties, or either of them, in connection with the settlement or other resolution of an Intellectual Property Claim (as defined below)) arising out of or relating to any claim made at any time by any Third Party of patent or trademark infringement or trade secret misappropriation in the Territory ("Intellectual Property Claim") by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing or practicing the Patents, Trademarks or Know-How, which Losses are attributable to or caused by utilization or practice of the Patents, Trademarks or Know-How, provided that this indemnity shall not cover or apply to any Losses attributable to changes in the form of the Product as of the Effective Date or to any modification to the manufacturing process or the Product made by Licensee, whether or not such modification is approved by Licensor; and

                (ii) any Losses arising out of any Intellectual Property Claim by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing any Improvement developed by Licensor, which Losses are caused by or attributable to such Improvement.

           (b) By the Fresenius Parties. The Fresenius Parties hereby agree, jointly and severally, to indemnify and hold harmless Licensor and its directors, officers, employees, Affiliates and agents from and against all Losses (which, for all purposes of this Article 14, other than Section 14.1, shall include any running or other royalties or other payments, however characterized, paid under any agreement or arrangement entered into by Licensor in connection with the settlement or other resolution of an Intellectual Property Claim) arising out of or relating to any Intellectual Property Claim by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing any Improvement developed by a Fresenius Party or any changes in the manufacturing process made by any Fresenius Party, which Losses are caused by or attributable to such Improvement.

     14.3 Notice of Claim. In the event that a party entitled to indemnification hereunder (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person (a "Third Party") against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The failure promptly to give such notice or the failure of such notice to identify the Claim with sufficient particularity shall not relieve the Indemnifying Party of any of its indemnification obligations contained herein if the Indemnified Party has actually given written notice to the Indemnifying Party and has otherwise complied with the provisions of this Article 14 except where, and solely to the extent that, such failure actually materially prejudices the rights of such Indemnifying Party.

     14.4 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall promptly make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information available to the Indemnified Party as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of 30 days (or any mutually agreed upon extension thereof) following such notice to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to arbitration as provided in Section 18.2.

     14.5 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense and with counsel of its choice satisfactory to the Indemnified Party, acting reasonably, to defend and, upon written request from the Indemnified Party, shall defend the Claim (including the negotiation and settlement thereof). If the Indemnifying Party elects or is required to assume such defense, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain separate counsel to act on its behalf, provided that the fees and disbursements of such separate counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential conflicting interests between them (such as the availability of different defenses). If the Indemnifying Party, having assumed such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference, without interest, to the Indemnifying Party.

     14.6 Settlement of Third Party Claims. If the Indemnifying Party does not elect to assume control of the defense of any Third Party Claim or, after request by the Indemnified Party, fails to do so, the Indemnified Party shall have (but shall not otherwise have) the exclusive right to contest, settle or pay the amount claimed and any Losses incurred by the Indemnified Party in connection with such contest, settlement or payment shall be conclusive as to the existence and amount of any liability of the Indemnifying Party to the Indemnified Party hereunder. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) no Indemnified Party shall be obligated to consent to any compromise or settlement that does not provide for a complete release of the Claim against the Indemnified Party, and (b) the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason other than the failure of such settlement to conform to the requirements of the preceding clause (a).

     14.7 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all correspondence, demands, pleadings and other relevant documentation promptly as it becomes available). The Indemnified Party and the Indemnifying Party shall each use all reasonable efforts to mitigate Losses arising out of any Claim for which indemnity is sought hereunder.

     14.8 Insurance. Licensor and the Fresenius Parties shall each maintain fire and extended risk insurance on their respective production facilities. The Fresenius Parties shall also maintain insurance with reputable insurers against product liability and risks relating to clinical trials during the term of this License and for five years thereafter. Such product liability insurance shall have limits of liability of not less than ten million dollars (US$10,000,000) per occurrence and twenty million dollars (US$20,000,000) aggregate, including defense costs and shall name Licensor as an additional insured thereunder so long as the additional annual premium for doing so shall not exceed $15,000. The Fresenius Parties shall provide Licensor with a certificate of insurance evidencing this coverage within thirty (30) days after the Effective Date. The certificate shall include a notation that Licensor swill be notified within thirty (30) days of any cancellation or material change in the policy. Maintenance of such insurance and the performance by a party of its obligations under this Section 14.8 shall not relieve the party under its indemnity obligations set out in this Agreement.

     14.9 Survival. This Article 14 shall survive any termination or expiration of this Agreement. In addition, any matter as to which an arbitration claim has been asserted in accordance with Article 18 that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article 14 notwithstanding any applicable statute of limitations, which shall be tolled during the pendency of the arbitration proceeding, until such matter is finally terminated or otherwise resolved by the parties under this Agreement and any amounts payable hereunder are finally determined and paid.

                                  ARTICLE 15

                                CONFIDENTIALITY

     15.1 Maintenance of Confidentiality. Each party shall keep in strict confidence and secrecy all of the other's Confidential Information and shall not disclose the same to any person or firm whatsoever during the term of this Agreement or at any time for a period of five (5) years thereafter, unless such Confidential Information becomes public knowledge through no act or fault on the part of such party, except that may disclose Confidential Information or any part thereof:

           (a) to the FDA or a Territorial Regulator in connection with the development and implementation of the Clinical Trials Program or the conduct of any other clinical trials, a request for Regulatory Clearance or an application for Final Regulatory Approval, provided that the Fresenius Parties agree to use their reasonable efforts to secure confidential treatment of such information;

           (b) subject to the limitations set forth below, to its officers, directors, employees and agents for the purpose of performing its obligations hereunder; or

           (c) pursuant to compulsory legal process or as may otherwise be required by applicable law, but only after having made reasonable efforts to secure the court's or other appropriate governmental entity's order to (i) limit production, use and disclosure of said information for the purposes of the proceeding and to the narrowest class of disclosure practicable under the circumstances and (ii) hold all proceedings in camera with a sealed record.

Each party agrees to limit the above-contemplated disclosure of Confidential Information to only those of its directors, officers, employees and authorized agents whose need to know and whose access to such information is necessary for the proper discharge of such party's functions and responsibilities under this Agreement, and further agrees to take all reasonable safeguards so as to protect the secret and proprietary nature of such information and to prevent the unauthorized use, reproduction, disclosure or other dissemination thereof. Prior to disclosing any Confidential Information of a party hereto, or any part thereof to any of its authorized agents, the party intending to make such disclosure shall obtain from each such person an agreement in which such person agrees to keep in strict confidence and secrecy all of the information disclosed to him or her under the provisions of this clause. Each party shall be responsible for the disclosure of any Confidential Information contrary to the provisions of this Article 15 by its directors, officers, employees and authorized agents.

     15.2 Exceptions. The provisions of this Article 15 shall not apply to the extent and upon the occurrence of any one of the following events: (a) the information is subsequently otherwise legally acquired by a party hereto from a Third Party whose disclosure thereof is not in any breach of any applicable confidentiality obligation; or (b) the information is in or comes into the public domain or is or becomes generally known in the industry otherwise than by a breach of this Agreement or any other applicable confidentiality obligation. In the event that any material disclosure under (a) or (b) occurs, Licensor or the Fresenius Parties (as applicable) shall after receiving knowledge thereof promptly notify the Fresenius Parties or Licensor (as applicable) of the occurrence of such event.

     15.3  Nondisclosure of Agreement.

           (a) Each party shall obtain the prior written consent of the other parties hereto, not to be unreasonably withheld or delayed, prior to disclosing any material information about this Agreement. Consent shall not be required, however, for disclosures to tax or regulatory authorities, provided, that in connection with such disclosure, each party agrees to use its reasonable efforts to secure confidential treatment of such information. Each party shall have the further right to disclose the terms of this Agreement without the other parties' prior written consent (i) as required by applicable law, including the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and the rules and regulations thereunder and the rules and regulations promulgated by the NASDAQ National Market, the NASDAQ SmallCap Market, the Frankfurt Stock Exchange, the Dusseldorf Stock Exchange or the Munich Stock Exchange, provided the disclosing party provides to the other party a copy of the information to be disclosed and, subject to the remainder of this Section 15.3, an opportunity to comment thereon not less than 5 business days (or such shorter period as may be available under applicable law) prior to such disclosure, and (ii) to underwriters, investment, merchant or commercial bankers, financial advisors, legal counsel and accountants in connection with due diligence investigations or audits of the party by any such person. Any copy of this Agreement required to be disclosed pursuant to item (i) of the preceding sentence shall be redacted to delete Product (or, if applicable, Alternative Product) pricing and other Confidential Information to the maximum extent permitted by law or the rules of the organizations referred to therein as determined by Licensor (with respect to filings to be made by it) in its reasonable discretion without having any undue burden or delay in preparing any confidential treatment request or receiving confidential treatment from the U.S. Securities and Exchange Commission ("SEC")or by Fresenius GmbH (with respect to filings to be made by it or its Affiliates) in its reasonable discretion without having any undue burden or delay in preparing any confidential treatment request or receiving confidential treatment from the SEC or the German stock exchanges. If either party determines that a release of such information to the public other than as a result of the disclosure referred to above or to any regulatory authority is required by law it shall, to the extent practicable in light of legal requirements relating to such release, notify the other in writing as soon as practicable prior to the time of the proposed release. At the other party's request and before the release (if time permits under applicable law), the party seeking disclosure shall consult with the other on the necessity for the disclosure and the text of the proposed release.

           (b) In addition to the foregoing limitations on disclosure, each party shall obtain the other parties' written consent (not to be unreasonably withheld or delayed) prior to making or including any reference to or description of such other parties, this Agreement, any of the Schedules hereto, the terms hereof and thereof or the transactions contemplated hereby or thereby, in any prospectus, offering memorandum, road show presentation, press conference or presentation to investors or prospective investors; provided, however, that, absent any material change in the facts or circumstances relating to the subject matter of such disclosures, disclosures of information by a party in form and content substantially similar to disclosures previously approved in writing by the other parties shall not require new or additional prior written consent. Licensor's intended press release disclosing the transactions contemplated by this Agreement, which the parties hereby agree to, is attached hereto as Schedule E.

     15.4 Compliance with Confidentiality Obligations. Each party represents and warrants to the other that neither the execution and delivery of this Agreement by such party nor the performance of such party's obligations hereunder does or will conflict with or result in a breach or violation of any agreement or undertaking of confidentiality to which such party is a signatory or by which such party is bound.

     15.5 Injunction. Each party acknowledges that any violation by it of its obligations under this Article 15 may cause irreparable injury to the other party for which damages may not be adequate compensation. Therefore, in addition to all other remedies available at law or in equity, the non-violating party will be entitled to seek injunctive relief in the event of a violation or threatened violation of this Article 15 by the other party.

                                  ARTICLE 16

                             TERM AND TERMINATION

     16.1  Term.

           (a) Subject to the provisions for early termination contained herein, this Agreement shall remain in full force and effect until the later to occur of the 10th anniversary of the date on which Products for RA are first sold by Fresenius GmbH, Licensee or their Affiliates hereunder and (i) with respect to each country in the Territory which is a member of the European Union or the European Economic Area and in which any Patent is registered or has been applied for, until the date of expiration of the last of the Patents registered or applied for in that country, (ii) with respect to each country in the Territory which is a member of the European Union or the European Economic Area but in which no Patent is registered or been applied for, until the tenth anniversary of the date of the first commercial sale of the Product to a Third Party in that country, and (iii) with respect to each country in the Territory which is a member of neither the European Union nor the European Economic Area, until the date of expiration of the last of the Patents wherever registered or applied for in any country in the Territory.

           (b) If there is an Improvement or development relating to the Product which is the subject of a patent or patent application, then the term set out in clauses (i), (ii) and (iii) of Section 16.1(a) with respect to a country shall be extended as follows: (i) with respect to a country referred to in clause (i), until the later of the term otherwise set out in clause (i) with respect to such country or until the date of expiration of the last of such patents covering such Improvement or development registered or applied for in such country; (ii) with respect to a country referred to in clause (ii), until the later of the term otherwise set out in clause (ii) with respect to such country or until the date of expiration of the last of such patents covering such Improvement or development registered or applied for in such country; and (iii) with respect to a country referred to in clause (iii), until the later of the term otherwise set out in clause (iii) with respect to such country or until the date of expiration of the last or such patents covering such Improvement or development wherever registered or applied for in the Territory.

           (c)  Upon the expiration of the term of this Agreement pursuant to
Section 16.1(a) or Section 16.1(b), this Agreement shall be automatically renewed for successive one-year periods on the terms and conditions set forth herein, and may be terminated upon not less than one-year's notice by Licensor or a Fresenius Party.

     16.2  Grounds for Early Termination.

           (a) This Agreement and all licenses granted hereunder may be terminated:

                (i) by either Licensor or the Fresenius Parties if the other party or parties shall have committed a "material breach or default" in the performance of its or their obligations hereunder; or

                (ii) by either Licensor or the Fresenius Parties if the other party shall discontinue business or become bankrupt or insolvent, or apply for, or consent to the appointment of a trustee, receiver or liquidator of assets, or seek relief under any reorganization bankruptcy, insolvency or similar law for the aid of debtors, or take or permit to be taken any action under any such laws.

           (b) As used in this Agreement, a "material breach or default" shall mean a material misstatement or omission in any representation or warranty of a party to this Agreement or a breach or default in the performance of any agreement, covenant or obligation of a party hereto which in any such case

                (i) deprives or will deprive the other party of any material rights or benefits conferred on, received by, or intended to be conferred on or received by, such other party pursuant to this Agreement, or by virtue of the collaborative efforts contemplated hereby, or

                (ii) diminishes or will diminish any of such rights or benefits in any material respect,

and which in either case continues for a period of 60 days from the date written notice of such material breach or default is received by a party from the party claiming the existence of such material breach or default, provided that any payment default shall be curable within five (5) business days of a written notice of non-payment and of termination of this Agreement from the non-breaching party. Any late payment will bear interest from the date due until paid in full at a rate of twelve percent (12%) per annum.

     16.3  Rights and Obligations Upon Termination.

           (a) Upon termination of this Agreement pursuant to Section 16.2, except as otherwise expressly set forth in this Article 16 (including, without limitation, elsewhere in this

Article 16), the licenses and sublicenses granted in this Agreement to the Fresenius Parties shall terminate, including all rights with respect to the Product in all versions and with any Improvements made solely by Licensor during the term of this Agreement granted hereunder shall terminate and the following terms and conditions shall apply:

                (i) for a period of one-hundred eighty (180) days following termination, the Fresenius Parties shall be permitted to continue to manufacture Product from existing work in process and to sell existing inventory of the Product, subject to the provisions of Article 10, and Licensor shall have the option to purchase any inventory of finished Products remaining in the possession of any Fresenius Party at any time during such period at such party's manufacturing cost therefore, upon written notice to such Fresenius Party;

                (ii) except to the extent necessary to continue to sell the Product pursuant to this Section 16.3, the Fresenius Parties shall immediately turn over to Licensor all sales inquiries and unfilled orders;

                (iii) the parties shall negotiate in good faith with respect to the assumption by the Licensor of the Fresenius Parties' obligations under any agreements obligating them to supply Product and or related Disposables to Third Parties;

                (iv) each party shall make any payments then due hereunder to the other party that accrued prior to the effective date of termination;

                (v) the Licensor shall refrain from using the Confidential Information of the Fresenius Parties and the Fresenius Parties shall refrain from using the Confidential Information of the Licensor, in each case for the period specified in Section 15.1 hereof;

                (vi) the Fresenius Parties shall cease using the Patents, Know-How and Trademarks in the Territory and shall deliver to the Licensor the Patents, Know-How and rights to Trademarks, except to the extent that any of such matters are required to be retained by the Fresenius Parties for the purposes of Section 16.3(a)(i) above, provided, however, that if applicable law or any regulation of any country in the Territory vests the Fresenius Parties with any property rights to any of the Patents or Trademarks, the Fresenius Parties shall, at Licensor's expense, co-operatively relinquish to the Licensor (or, if such relinquishment is not possible, grant to the Licensor, for the life of such Trademarks or Patents (including any Improvements), an exclusive royalty-free license for) any and all such rights; and

                (vii) the Fresenius parties shall not be entitled to any refund or repayment of any portion of the License Fee notwithstanding any termination of this Agreement by them during the License Fee Period.

           (b) The parties acknowledge that this Agreement is a contract for the license of intellectual property and that, notwithstanding the provisions of
Section 16.2(a)(ii), Licensee is entitled to the benefits of 11 U.S.C. (S)
365(n)

     16.4 Certain Rights Upon Expiration or Termination. The Licensor acknowledges that the Fresenius Parties shall have the right to continue to manufacture, have manufactured, use, distribute and sell the Product upon expiration of the term of this Agreement specified in Section 16.1, subject, however, to the payment to Licensor of a commercially reasonable Trademark royalty to be negotiated in good faith by the parties to the extent the Fresenius Parties desire to continue using the Trademark(s). The Fresenius Parties acknowledge that the Licensor shall have the right to manufacture, have manufactured, use, distribute and sell the Product in the Territory upon the expiration of the term of this Agreement specified in Section 16.1.

     16.5 Survival of Certain Rights and Obligations. The rights and obligations of the parties under the following provisions of this Agreement shall survive the expiration or any termination hereof:

           (a) Section 8.2 with respect to notification of adverse drug events of which Licensor acquired actual knowledge;

           (b) Section 8.6 with respect to Licensor's right of access set forth therein;

           (c) Article 10 (to the extent that the Fresenius Parties are entitled to continue selling existing inventory of Products after termination in accordance with this Agreement);

           (d)  Article 12, provided that the right of access provided in
Section 12.1 shall be limited to the records relating to the manufacture, distribution and sale of the Product while this Agreement was in effect, including inventory sold after termination;

           (e)  Article 14;

           (f)  Article 15 for the period set forth in Section 15.1;

           (g)  Section 16.4;

           (h) Article 17 with respect to obligations of Licensee under surviving provisions specified in this Section 16.5;

           (i) Section 18.2 with respect to arbitration of any claims of non-performance of a party's obligations prior to expiration or termination of this Agreement or under any surviving provision referred to in this Section;

           (j) any payment obligation hereunder accruing prior to expiration or termination; and

           (k) any other provision of this Agreement which states that it survives the expiration or termination of this Agreement.

                                  ARTICLE 17

                                   GUARANTY

           In order to induce Licensor to enter into this Agreement and grant the Licenses and rights granted to Licensee hereunder, Fresenius GmbH hereby unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all Obligations (as hereinafter defined) when the same shall be required to be performed or become due hereunder. The term "Obligations" includes any an all obligations of Licensee now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under or in connection with this Agreement. Fresenius GmbH waives any right to (a) require Licensor to proceed against Licensee; or (b) pursue any other remedy Licensor may have whatsoever. Fresenius GmbH further agrees to pay all costs and expenses, including, without limitation, attorneys' fees and related costs, at any time paid or incurred by Licensor in endeavoring to enforce this guaranty. This guaranty is absolute and unconditional and shall not be affected by any act or thing whatsoever, except as expressly provided herein. This guaranty is not an accommodation, but rather a material consideration bargained for by Licensor in agreeing to enter into the transactions contemplated by this Agreement. No modification or amendment of any provision of this guaranty shall be effective unless in writing and subscribed by a duly authorized officer of Licensor. If any provision of this guaranty or portion of such provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this guaranty or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this guaranty shall be valid and enforced to the fullest extent permitted by the law. Fresenius GmbH waives all defenses to payment or performance available to guarantors or sureties by virtue of being guarantors or sureties and that are not otherwise available to the primary obligor.

           In its performance of the foregoing guaranty, Fresenius GmbH shall be subject to all of the obligations of Licensee and Fresenius GmbH shall be entitled to assert any facts or circumstances constituting a material breach of this Agreement by Licensor or which would constitute a legal or equitable discharge of any Obligation of Licensee hereunder. The foregoing notwithstanding, Fresenius GmbH shall not be released or discharged from this guaranty by reason of any sublicensing, subcontracting or assignment permitted by this Agreement and, upon any such event, this guaranty shall continue in full force and effect.

                                  ARTICLE 18

                       GOVERNING LAW; DISPUTE RESOLUTION

     18.1 Governing Law. This Agreement, the legal relations between the parties and any claim instituted by any party with respect to matters arising under or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law doctrines, except (a) to the extent that matters relating to the internal affairs and corporate status of the parties are governed as a matter of controlling law by the law of the jurisdiction of incorporation of the parties, and (b) if any issue is to be determined by reference to the interpretation of GMP or other regulatory requirements in any country in the Territory and there is a conflict between the interpretation of GMP or such other regulatory requirements under New York law and the laws of such country, GMP or such other regulatory requirements shall be construed and interpreted in accordance with the law of such country. The parties expressly exclude the United Nations Convention on the International Sale of Goods.

     18.2 Arbitration. (a) Except as provided in Section 14.4 or Section 18.3, a party asserting the existence of any dispute or controversy arising out of or in connection with this Agreement (a "Dispute"), including any Dispute relating to the existence, materiality or cure of a claimed material breach, shall notify to the other parties to this Agreement in writing of the existence and subject matter of the Dispute. For a thirty-day period following such notification, the parties shall meet and negotiate in good faith to attempt the resolve the Dispute and shall escalate the dispute to the respective Chief Executive Officers of Licensor and Fresenius GmbH if resolution is not made within fifteen days. If such efforts do not resolve the Dispute within such thirty-day period, or if a Direct Claim is subject to arbitration pursuant to Section 14.4, the Dispute or Direct Claim shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association, and except (i) as provided in Section 18.3 or, (ii) for proceedings commenced to enforce an arbitration award, each party hereby irrevocably waives its right to commence any proceeding in any court with respect to any matter arising under this Agreement. Unless the parties otherwise agree, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third arbitrator shall be appointed jointly by the first two. The place of arbitration shall be New York, New York or such other location as the parties shall agree. The language of the arbitration shall be English. The parties shall be entitled to conduct discovery, which shall be limited by the arbitrators as to both time and scope in order to minimize expense and adverse impact on the operations of the parties. No arbitrator shall be an Affiliate, employee, officer or director of either party or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the Dispute or Direct Claim. The decision of the arbitrators shall be final and binding on the parties and their respective successors and assigns. The decision shall not be subject to appeal or judicial review except in circumstances of fraud. The prevailing party in any such arbitration shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result. Judgment upon the award granted by the arbitrator(s) may be entered in any court having jurisdiction over the relevant party or its assets.

     18.3 Enforcement. It is expressly agreed that a party will or would suffer irreparable injury if the other party were to commit any action in violation of Article 15 or Section 16.3(a)(v) of this Agreement and/or fail to perform its or their obligations under such provisions, that money damages would be insufficient to remedy such injury, and that the party affected by or threatened with any such violation or non-performance shall, by reason of such violation or non-performance be entitled, in addition to any remedy available at law, to injunctive relief, specific performance or other equitable relief from a court of appropriate jurisdiction requiring the cessation or cure of any such actual or threatened violation or non-performance. Each party consents and stipulates to the entry of such injunctive relief, specific performance or other equitable relief in such a court against any such actual or threatened violation or non-performance.

                                  ARTICLE 19

                                 MISCELLANEOUS

     19.1 Force Majeure. In the case of Force Majeure preventing or hindering either party from performing its obligations under this Agreement, except for the obligation to make payments when due, the party prevented or hindered from performing (the "Affected Party") may give written notice to the other (the "Non-Affected Party") containing reasonable particulars of the Force Majeure in question and the effect of such Force Majeure as it relates to the obligations of the Affected Party, and such Force Majeure shall not constitute a default under this Agreement, provided that the Affected Party works diligently to correct the reason for such delay, excuses performance by the Non-Affected Party during the period for such delay and reimburses the Non-Affected Party for any Losses incurred by the Non-Affected Party by reason of such delay. For the purpose of this Agreement, "Force Majeure" shall mean any of the following events beyond the control of the Affected Party:

           (a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

           (b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the Affected Party;

           (c) strikes, lockouts or other industrial disturbances of the Affected Party;

           (d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

           (e) inability to obtain supplies necessary to manufacture the product at the Production Facility or inability to obtain transportation or electric power, water, fuel or other utilities, or services necessary to operate the Production Facility; and

           (f) any similar material event that is beyond the reasonable control of the Affected Party;

but shall not include the inability of either party to obtain financing or any other financial inability on the part of either party.

     19.2  Notices.

           (a) Any notice or other documents required or permitted to be given under this Agreement shall be in writing and shall be delivered, mailed by prepaid registered mail, return receipt requested, or sent by telecopy addressed to the party to whom it is to be given at the address shown below or at such other address or addresses as the party to whom such writing or document is to be given shall have last notified the other party in accordance with the provisions of this Section:

           If to Licensor, to it at:

           Cypress Bioscience, Inc
           4350 Executive Drive, Suite 325
           San Diego, CA  92121
           Attn: President
           Telecopy No.: ++858-452-1222

           With a copy to:

           Cooley Godward LLP
           4365 Executive Drive
           Suite 1100
           San Diego, CA  92121-2128
           Attn: Barbara Borden, Esq.
           Telecopy No.: ++858- 453-3555


           If to Fresenius GmbH, to it at:

           Fresenius HemoCare GmbH
           Adsorber Technology Division
           Attn:  Mr. Stefan Schulze
                  Frankfurther Str. 6-8
                  D-66606 St. Wendel
                  Germany
           Telecopy No.: ++49-6851-807444

           With copies to:

           Fresenius Aktiengesellschaft
           Law Department
           Attn: Roland Kirsten
           If by mail:      61346 Bad Homburg v.d.H.
                            Germany
           If by delivery:  Else-Kroner Strasse 1
                            61352 Bad Homburg
                            Germany
           Telecopy No.: ++49-6172-608-2251

           and to:

           O'Melveny & Myers LLP
           Citicorp Center
           153 East 53rd Street
           New York, New York  10022-4611
           Attn: Ulrich Wagner, Esq.
           Telecopy No.: ++212-326-2061

           and if to Licensee, to it at:

           Fresenius HemoCare, Inc.
           6675 185th Avenue NE, Suite 100
           Redmond, WA  98052
           Attn: President
           Telecopy No.: ++425-497-0547

           With copies to Fresenius GmbH and O'Melveny & Myers LLP at their respective addresses set forth above.

           (b)  Any such notice or other document shall:

                (i) if delivered in person, be deemed to have been received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day thereafter in the place of receipt;

                (ii) if transmitted by telecopy, be deemed to have been received at the place of receipt on the next business day in the place of receipt, following the day of sending; and

                (iii) if mailed, be deemed to have been received at the place of receipt on the date which is 5 business days after the date of mailing.

     19.3 Attorneys' Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action, in addition to any other relief to which such party shall be entitled.

     19.4 Assignment. Except as provided in Section 3.2 with respect to sublicensees and distributors, neither this Agreement nor any of the rights or duties of the parties hereunder shall be Assigned, transferred or conveyed by a party by operation of law or otherwise. Notwithstanding the foregoing, this Agreement may be assigned to a purchaser of the entire business or substantially all of the assets of Fresenius GmbH, without the prior written consent of Licensor, provided that the purchaser assumes in writing all of the obligations of Fresenius GmbH and Licensee hereunder. In addition, notwithstanding the foregoing, this Agreement may be assigned by Licensor to an Affiliate of Licensor or to a purchaser of all or substantially all of the assets of Licensor relating to the Product, provided that such purchaser assumes in writing all of the obligations of Licensor hereunder, and may be transferred by Licensor by operation of law in connection with a change of control of Licensor through a tender offer, merger, sale of equity securities or other similar transaction. Neither this Agreement nor any rights of a party hereunder shall inure to the benefit of any trustee in bankruptcy, receiver, creditor, liquidator or trustee of the business of such party without the prior written consent of the other party, which such other party may grant or withhold in its sole discretion. Except as provided in this Section or as referenced herein, no party shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be void and of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties.

     19.5 Entire Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties relating to the subject matter hereof and


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

thereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith. Anything in this Section 19.5 to the contrary notwithstanding, the Warrant dated March 29, 1999 for the purchase of up to 324,466 shares of Seller's common stock issued to Fresenius AG and the Registration Agreement dated March 29, 1999 between Seller and Fresenius AG remain in full force and effect.

     19.6 Modification and Amendment. Neither this Agreement nor any of the terms hereof or any exhibit hereto may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the parties hereto. No failure on the part of either party to exercise, no delay in exercising, no partial exercise of, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

     19.7 Headings. The descriptive headings of the Articles, Sections and Sections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19.8 Telecopy; Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed by telecopy, in one or more counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. Any execution by telecopy shall be followed promptly by the delivery of signed original counterparts to the party or parties receiving the telecopy.

     19.9 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect

     19.10 Scope of Authority and Relationship. The relationship between the Fresenius Parties and Licensor is that of independent contractors and neither this Agreement nor any act of the parties hereunder or in accordance herewith creates or shall create any relationship of agency, master and servant, employment, partnership, or joint venturers between the parties hereto or between a party and the employees of the other. Neither the Fresenius Parties nor Licensor shall act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of the other or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the other.

     19.11 Cost of Operations. Except as expressly provided herein, all costs and expenses of whatever kind or nature incurred by either party hereto in the conduct of its operations or the performance of its responsibilities in connection with or pursuant to this Agreement shall be for the account of and shall be paid by such party, and such party shall not be entitled to reimbursement therefore from the other party hereto, whether upon the expiration or earlier termination of this Agreement or otherwise.


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